Exhibit 3.1

JOINDER AGREEMENT

TO LIMITED LIABILITY COMPANY AGREEMENT

THIS JOINDER AGREEMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of CONSOLIDATED CONTAINER HOLDINGS LLC (this “Agreement”) is executed and delivered this      day of              2006 by                      (“[NAME]”) and is effective as of the date hereof. All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Amended and Restated Limited Liability Company Agreement of Consolidated Container Holdings LLC dated as of May 20, 2004, as amended, by and among the Members of the Company as defined therein (the “Operating Agreement”).

WHEREAS, [NAME] desires to purchase                      units, each representing a member interest of the Company (a “Member’s Interest”), pursuant to the exercise of an option held by [NAME] under the                      Consolidated Container Holdings LLC 1999 Unit Option Plan;

WHEREAS, in connection with the purchase of the Member’s Interest, [NAME] must, among other things, become a party to the Operating Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

[NAME] hereby acknowledges and agrees with the Company that he is a signatory and party to the Operating Agreement as of the date first written above and thus subject to all terms and conditions of the Operating Agreement applicable to each Member of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the day and year first set forth above.

[FULL NAME]

ACCEPTED:

CONSOLIDATED CONTAINER HOLDINGS LLC

By:

Name:

Title: